Memorandum of Understanding

Effective Date: February 3, 2016

Between:

First National Energy Corporation

44 Greystone Crescent
Georgetown, Ontario
L7G 1G9

a publically traded and fully reporting Company

trading under the symbol FNEC

(“First National”)

And:

Serge Bolotov and affiliates

(“Serge Bolotov”)

(collectively, the “Parties”)

Both parties have mutually agreed to enter into an agreement as per the following terms and conditions:

Memorandum of Understanding

Whereas Serge Bolotov designed, patented, developed, manufactured the VAWT/VRTB/Bolotov Rotor wind turbine has agreed transfer all technical and intellectual related property related to the VAWT/VRTB/Bolotov Rotor wind turbine to First National (the “Transaction”), Serge Bolotov and First National have determined to memorialize their understanding in this Memorandum of Understanding (the “Memorandum”)

The Parties have the right to memorialize the terms and conditions herein in an agreement signed by the Parties to effectuate the terms herein or may, at their discretion, accept the terms herein as binding. Any Definitive Agreement will contain standard representations and warranties, covenants and conditions to closing.

Consideration	As consideration for the Transaction, Serge Bolotov shall be paid 10% of the profits realized by First National or a related or assigned party as long as Serge Bolotov continues to consult with First National or a related or assigned party.

(a)	Serge Bolotov will receive a signing bonus of one million dollars ($1,000,000) to be solely derived from 11% of the initial profits realized by First National or a related or assigned party resulting from the Transaction.

(b)	First National or a related or assigned party will act to appoint Serge Bolotov as a member of the Board of Directors and have First National or a related or assigned party issue Serge Bolotov 100,000 shares of common stock in consideration for his Board of Director appointment.

Serge Bolotov, in addition to transferring all technical and intellectual related property related to the VAWT/VRTB/Bolotov Rotor wind turbine ,will assign all patents, designs, drawings, blueprints, plans, images, promotional material, websites, and anything else that could be useful in manufacturing and marketing the VRTB technology. Until assignment is possible, First National will have physical possession and exclusive use of all Patent registrations and certifications. Serge Bolotov will assist in the transfer and new applications of all patent registrations in order to entitle and assure First National to have complete ownership in North America and Internationally.

Additional Covenants and Agreements

Serge Bolotov represents that Serge Bolotov is the only person to have any right of title and interest, legal or beneficial, in any of the technical and intellectual related property related to the VAWT/VRTB/Bolotov Rotor wind turbine, all of which is owned by Serge Bolotov free and clear of any encumbrances, and none of which is registered in the name of any person other than the Serge Bolotov. No consent of any person or entity is necessary to make, construct, use, reproduce, translate, license, sell, modify, update, enhance or otherwise exploit any technical and intellectual related property related to the VAWT/VRTB/Bolotov Rotor wind turbine. However if any such consent is necessary, it will be attached to this agreement as Schedule “A” within 15 days of its execution.

Serge Bolotov shall not sell or transfer the technical and intellectual related property related to the VAWT/VRTB/Bolotov Rotor wind turbine, except as hereunder, for a period of 180 days from the date herein.

First National retains the right to assign this agreement or any Definitive Agreement to a related or assigned party.

Following the completion of sufficient funding of First National or a related or assigned party, the following (a) & (b) shall occur:

(a)	Serge Bolotov will be paid the sum of $8,000 CAD in cash or shares, on a monthly basis, as long as Serge Bolotov is needed to consult with First National or a related or assigned party.

(b)	First National or a related or assigned party will provide a research and development facility with support staff.

In the event First National or a related or assigned party does not use the assets transferred in this Transaction within a period of three years from either the date this memorandum is accepted as a final agreement or the date of a Definitive Agreement, then Serge Bolotov shall have the right, but not the obligation, to purchase all unused assets, following ten (10) days written notice to First National or a related or assigned party, for the sum of $5,000 USD.

Term and Termination	This Memorandum will continue until it is terminated pursuant to the provisions below.

This Memorandum may be terminated:

1.	By the mutual written consent of the Parties.

2.	By First National, in its sole discretion, in the event of non-performance of any condition required by Serge Bolotov in whole or in part.

3.	By either Party in the event of a breach of this Memorandum, which breach, if curable, is not cured within ten (10) business days upon the breaching Party receiving notice.

Expenses	Each Party shall bear their own expenses and each Party acknowledges that it has (or has the right) to retain counsel to review this Memorandum of Understanding.

The Parties agree and acknowledge that a Definitive Agreement, if required, shall contain such conditions, representations, warranties and indemnities acceptable to the parties and shall be subject to the approval of the chief executive officer of the First National.

This Memorandum of Understanding shall not constitute an agreement or an offer to sell or an offer to purchase securities.

Each Party may, in writing, terminate this Memorandum of Understanding pursuant to the provisions above except that the terms and conditions of the following paragraph shall survive termination for a period of 180 days following written notice of termination:

Neither Party shall circumvent, or negotiate, complete or assist in the negotiation or completion of any transaction (no matter how remote) relating to the business transaction described in this Memorandum of Understanding for the purpose of avoiding a contractual relationship with one another. Neither party shall intentionally undermine transactional opportunities or engage subcontractors in order to evade the provisions of this Agreement. In the event of Circumvention of this Agreement by either party, directly or indirectly, the circumvented party shall be entitled to a legal monetary penalty equal to the monetary service it should realize from such a transaction plus any expenses, including, but not limited to, all legal costs and expenses incurred to recover the lost revenue

In the event all or part of this Memorandum of Understanding shall be deemed in writing by both Parties as binding, this Memorandum of Understanding shall inure to the benefit of, the Parties and their respective legal representatives, successors and assigns.

The Parties hereby agree that each provision herein shall be treated as a separate and independent clause, and that the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Memorandum of Understanding shall for any reason be held to be excessively broad as to scope, activity, or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the current applicable law.

This Memorandum of Understanding shall not be amended or modified except by a writing executed by both Parties.

Any notice required hereunder (Communication) must be in writing and either:

●	delivered personally or by courier;

●	sent by prepaid registered mail; or

●	transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission, charges (if any) prepaid.

To the address provided above or at any other address as any Party may at any time advise the other by Communication given or made in accordance with this paragraph. Any Communication delivered to the Party to whom it is addressed will be deemed to have been given or made and received on the day it is delivered at that Party’s address, provided that if that day is not a business day then the Communication will be deemed to have been given or made and received on the next business day. Any Communication sent by prepaid registered mail will be deemed to have been given or made and received on the fifth business day after which it is mailed. Any Communication transmitted by facsimile, e-mail or other functionally equivalent electronic means of transmission will be deemed to have been given or made and received on the day on which it is transmitted; but if the Communication is transmitted on a day which is not a business day or after 5:00 p.m. (local time of the recipient), the Communication will be deemed to have been given or made and received on the next business day.

Any waiver by either party of a breach of any provision of this Memorandum of Understanding shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

This Memorandum of Understanding represents the entire understanding of the Parties regarding the terms and conditions hereunder, and supersedes and terminates all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof.

This Memorandum of Understanding shall be governed by the laws of the State of Nevada. Venue for any dispute arising from this Agreement that results in a civil action shall be exclusively in any court of competent jurisdiction in the State of Nevada.

This Memorandum of Understanding may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

IN WITNESS WHEREOF, the parties have executed this Memorandum of Understanding as of the date first above shown.

Serge Bolotov	First National Energy Corporation

/s/ Serge Bolotov		02/03/2016	/s/ Peter Wanner		02/03/2016

By:	Serge Bolotov	Date	By:	Peter Wanner	Date
Title:	Managing Member		Title:	Chief Financial Officer

First National Energy Corporation

44 Greystone Crescent
Georgetown, Ontario
L7G 1G9

February 5, 2016

Re:	First National Energy Corporation (the “Company”)

On February 5, 2016, the Company and Serge Bolotov and affiliates executed that certain Memorandum of Understanding.

Pursuant to the terms and conditions of the Memorandum of Understanding, the Company and Serge Bolotov and affiliates agree to accept the Memorandum of Understanding as binding.

Serge Bolotov	First National Energy Corporation

/s/ Serge Bolotov		02/05/2016	/s/ Peter Wanner		02/05/2016

By:	Serge Bolotov	Date	By:	Peter Wanner	Date
Title:	Managing Member		Title:	Chief Financial Officer